Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION NAMES AMIT SHARMA

AS EXECUTIVE VICE PRESIDENT, ASIA

Boston, Massachusetts – September 5, 2007 – American Tower Corporation (NYSE: AMT) today announced that Mr. Amit Sharma had joined the Company as Executive Vice President, Asia. Mr. Sharma will serve as President of the Company’s Asian operations and will be based in the Company’s new office in Delhi, India. In this role, Mr. Sharma will be responsible for pursuing opportunities to extend the Company’s wireless communications site leasing business into India and Southeast Asia. Mr. Sharma will report directly to the Company’s Chief Executive Officer, Jim Taiclet.

Jim Taiclet said, “Amit will be a great asset as we look to expand into India and Southeast Asia. We believe that the developing tower industry in India has great potential. Amit’s deep knowledge of the telecommunications industry in India and Southeast Asia, combined with his experience in establishing and growing businesses in the region, will create a strong foundation for our expansion efforts.”

Mr. Sharma comes to American Tower from Motorola. Since 1992, Mr. Sharma has led country teams in India and Southeast Asia for Motorola, including as Country President, India and as Head of Strategy, Asia-Pacific. Mr. Sharma also served on Motorola’s Asia Pacific Board and a member of its senior leadership team. Prior to joining Motorola, Mr. Sharma was with GE Capital, serving as Vice President, Strategy and Business Development, and prior to that, with McKinsey, New York, serving as a core member of the firm’s Electronics and Marketing Practices.

Mr. Sharma earned his MBA in International Business from the Wharton School, University of Pennsylvania, where he was on the Dean’s List and the Director’s Honors List. Mr. Sharma also holds an MS in Computer Science from the Moore School, University of Pennsylvania, and a Bachelor of Technology in Mechanical Engineering from the Indian Institute of Technology.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

# # #